Exhibit 99.1

Net1 closes Prism acquisition transaction

Johannesburg, South Africa, July 10, 2006 - Net 1 UEPS Technologies, Inc. (NASDAQ: UEPS) ("Net1" or the “Company”) announced today that the transaction to acquire the entire issued and outstanding share capital of Prism Holdings Limited (“Prism”) has closed. On July 3, 2006, Net1’s subsidiary, Net 1 Applied Technologies South Africa Limited (“Net1 SA”) acquired the entire issued and outstanding share capital of Prism for ZAR1.16 per share (approximately $0.16, at the USD:ZAR exchange rate as of July 3, 2006) for a total consideration of approximately $95.2 million.

The acquisition was effected pursuant to a scheme of arrangement approved by Prism shareholders, the Competition Commission, the South Africa High Court, Witwatersrand Local Division, and other regulatory bodies as contemplated by the previously announced agreement, dated March 3, 2006, as amended, by and between Net 1 SA and Prism with respect to the scheme of arrangement.

About Net1 (www.net1ueps.com)

Net1 provides its universal electronic payment system, or UEPS, as an alternative payment system for the un-banked and under-banked populations of developing economies. The company believes that it is the first company worldwide to implement a system that can enable the estimated four billion people who generally have limited or no access to a bank account to enter affordably into electronic transactions with each other, government agencies, employers, merchants and other financial service providers. To accomplish this, the company has developed and deployed the UEPS. This system uses secure smart cards that operate in real-time but offline, unlike traditional payment systems offered by major banking institutions that require immediate access through a communications network to a centralized computer. This offline capability means that users of Net1’s system can enter into transactions at any time with other card holders in even the most remote areas so long as a portable offline smart card reader is available. In addition to payments and purchases, Net1’s system can be used for banking, health care management, international money transfers, voting and identification.

Net1’s recently acquired subsidiary, Prism, is a company focused on the development and provision of secure transaction technology, solutions and services. Prism’s core competencies around secure online transaction processing, cryptography and integrated circuit card (chip/smart card) technologies are principally applied to electronic commerce transactions in the telecommunications, banking, retail, petroleum and utilities market sectors. These technologies form the cornerstones of the “trusted transactions” environment and provide us with the building blocks for developing secure end-to-end payment solutions.

This announcement may contain forward-looking statements pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements involve known and unknown risks, uncertainties and other factors that may cause the company’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed, implied or inferred by these forward-looking statements, such as product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, development difficulties, foreign currency risks, costs of capital, the ability to consummate and integrate acquisitions, and other risks detailed in the Company’s SEC filings. The Company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.

Contact William Espley at Net1 Investor Relations at:
Telephone:	(604) 484-8750
Toll Free:	1-866-412-NET1 (6381)